Exhibit 3.151

CERTIFICATE OF FORMATION

OF

HILTON HHONORS WORLDWIDE, L.L.C.

The undersigned, an authorized natural person, for the purpose of forming a limited liability company, under the provisions and subject to the requirements of the State of Delaware (particularly Chapter 18, Title 6 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified, and referred to as the “Delaware Limited Liability Company Act”), hereby certifies that:

FIRST: The name of the limited liability company (hereinafter called the “limited liability company”) is:

Hilton HHonors Worldwide, L.L.C.

SECOND: The address of the registered office and the name and the address of the registered agent of the limited liability company required to be maintained by Section 18-104 of the Delaware Limited Liability Company Act are:

Corporation Service Company

1013 Centre Road

Wilmington, New Castle County, Delaware 19805-1297

Executed on January 10, 1997.

/s/ Siobhan S. Smith
Siobhan S. Smith,
Authorized Person